UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 15, 2011
GREEN BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	0-14289	62-1222567

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Main Street, Greeneville, Tennessee	37743-4992

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (423) 639-5111
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On August 15, 2011, the Federal Deposit Insurance Corporation (“FDIC”) issued a Consent Order (the “Order”) to GreenBank (the “Bank”), a wholly-owned subsidiary of bank holding company Green Bankshares, Inc., a Tennessee corporation (the “Company”), pursuant to a stipulation and consent dated August 12, 2011 (the “Consent”) whereby the Bank consented to the issuance of the Order.
The summary description of the Order set forth below in this Item 1.01 as well as the Consent is qualified in its entirety by reference to the Consent and the Order, copies of which are filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.
Under the terms of the Order, the Bank has agreed to, among other things, take the following actions:
•	Establish, within 30 days after August 15, 2011, a Board committee to oversee the Bank’s compliance with the Order;
•
Retain, within 60 days after August 15, 2011, a bank consultant to develop, within 90 days after August 15, 2011, a written analysis and assessment of the Bank’s management and staffing needs for the purpose of providing qualified management;

•	Prepare and submit, within 60 days after August 15, 2011, to its supervisory authorities a budget and profit plan;
•
Develop and implement, within 60 days after August 15, 2011, a capital plan that increases its Tier 1 capital ratio to no less than 9% and, after establishing an allowance for loan and lease losses, increases and maintains the Bank’s Tier 1 leverage capital ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio equal to or greater than 9%, 10.5% and 12.5%, respectively;

•	Refrain from paying cash dividends to the Company without the prior written consent of the FDIC and the Tennessee Department of Financial Institutions (“TDFI”);
•
Develop, within 60 days after August 15, 2011, a strategic plan that addresses issues including liquidity, asset/liability management, goals for reducing problem loans, plans for attracting and retaining qualified individuals to fill vacancies in the lending and accounting functions and financial goals;

•
Take, within 30 days after August 15, 2011, specific actions to eliminate all assets classified as “Loss” and to reduce the level of assets classified “Doubtful” or “Substandard” with a balance in excess of $1,500,000, in each case in the Bank’s November 4, 2010 exam report;

•
Refrain from extending any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified in a certain specified manner and is uncollected unless, in the case of borrowers whose extensions of credit are classified “Doubtful” or “Substandard”, the Bank’s Board of Directors has signed a detailed written statement giving reasons why failure to extend such credit would be detrimental to the best interests of the Bank;

•	Take, within 60 days after August 15, 2011, specified actions to reduce concentrations of construction and development loans in the Bank’s portfolio;
•	Take, within 60 days after August 15, 2011, specified action for the reduction and collection of delinquent loans;
•
Eliminate, within 60 days after August 15, 2011, and/or correct all apparent violations of law and regulation as discussed in the Bank’s November 4, 2010 exam report and implement procedures to ensure future compliance with all applicable laws and regulations;

•	Refrain from entering into any new line of business without the prior written consent of the FDIC and the TDFI while the Order is in effect; and
•	Furnish, within 30 days following the end of each calendar quarter, quarterly progress reports to the banking regulators.
The Company expects that the Order will not apply to North American Financial Holdings, Inc. (“NAFH”) or its subsidiary bank, Capital Bank, N.A., following NAFH’s acquisition of the Company and the merger of the Bank into Capital Bank, N.A. as contemplated by that certain Investment Agreement by and among NAFH, the Company and the Bank, dated May 5, 2011 (the “Investment Agreement”). NAFH’s acquisition of the Company contemplated by the Investment Agreement is subject to shareholder approval, receipt of any required regulatory approvals and other customary closing conditions.

Forward-looking Statements
Certain matters discussed in this Current Report on Form 8-K are not historical facts but are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties related to the Company’s business are discussed in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2010 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, and include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Investment Agreement; (2) the outcome of any legal proceedings that have been or may be instituted against the Company and others following announcement of the Investment Agreement; (3) the inability to complete the transactions contemplated by the Investment Agreement due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the transaction, including the receipt of regulatory approval; (4) risks that the proposed transaction contemplated by the Investment Agreement disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; and (5) the amount of the costs, fees, expenses and charges related to the proposed transaction contemplated by the Investment Agreement. The Company undertakes no obligation to update forward-looking statements.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits
10.1	Stipulation to the Issuance of a Consent Order, dated August 12, 2011.

10.2	Consent Order between GreenBank and the Federal Deposit Insurance Corporation, dated August 15, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN BANKSHARES, INC.
Date: August 17, 2011	By:	/s/ Michael J. Fowler
Michael J. Fowler
Senior Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit
No.	Description

10.1	Stipulation to the Issuance of a Consent Order, dated August 12, 2011.

10.2	Consent Order between GreenBank and the Federal Deposit Insurance Corporation, dated August 15, 2011.